EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Natus Medical Incorporated:
We consent to the incorporation by reference in the registration statements (Nos. 333‑65584, 333-133657, 333-174702, and 333-229314) on Form S-8 and registration statements (Nos. 333-133480, 333-150503, and 333-171489) on Form S-3 of Natus Medical Incorporated of our reports dated March 2, 2020, with respect to the consolidated balance sheets of Natus Medical Incorporated as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Natus Medical Incorporated.
Our report dated March 2, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that Natus Medical Incorporated did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that Natus Medical Incorporated did not have controls designed to identify and properly account for certain research and development activities related to an arrangement with a third party. Additionally, insufficient training provided to a new control operator and the design of one of the Company’s controls over payroll accounts contributed to an error in the period end accrual.
(signed) KPMG LLP
San Francisco, California
March 2, 2020